China Green Material Technologies, Inc. Announces
New Facility Coming Online Doubling Capacity

HARBIN, China, April 7, 2011 /PRNewswire-Asia/ -- China Green Material Technologies, Inc. (CAGM), a Chinese leader in developing and manufacturing starch-based biodegradable containers, tableware and packaging materials, today announced that it recently began production at its new facility located in the Harbin Economic and Technological Development Zone of Heilongjiang Province.  The new facility will enable the Company to:

•	Increase its capacity of finished products, ultimately by more than 100%, from the current 9,000 tons per year to 20,000 tons per year;

•	Manufacture products in a wider variety of sizes;

•	Further automate its production processes and systems, with a resulting savings in per-unit labor costs.

•	Reduce the amount of waste from the manufacturing process through an increase in the percentage of finished products that are "qualified products."

In the new facility, the Company will begin using a double layer sheet co-extrusion machine, which the Company recently developed in house, to manufacture bi-color products to increase the diversity of its finished products.

Mr. Su Zhonghao, Chief Executive Officer of China Green Material Technologies, stated, "With the new facility coming online, the quality of our products will be greatly improved and will meet the requirements of potential customers outside China. It will add to the overall competitiveness and brand recognition of the Company in the international market.  As a result, we will attempt to address more opportunities worldwide and seek additional export sales accordingly."

About China Green Material Technologies, Inc.

Website: http://www.sinogreenmaterial.com

China Green Material Technologies, Inc. (CAGM.pk) is a China-based manufacturer of starch-based biodegradable containers, tableware and packaging products. Headquartered in the city of Harbin of China, the Company currently has 153 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "attempt," "will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and other factors, including those risks and other factors discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission, including the Annual Report on Form 10-K filed April 12, 2010. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Low Yan Seong, CFO China Green Material Technologies, Inc. Email: cfo@sinogreenmaterial.com Web: http://www.sinogreenmaterial.com
Buddy Lee, Corporate Secretary China Green Material Technologies, Inc. Email: secretary@sinogreenmaterial.com Office: +86-451-5175-0888